PROSPECTUS SUPPLEMENT                            EXHIBIT 99.1
(To Prospectus dated February 17, 2006)          REGISTRATION NO. 333-95807





                               [GRAPHIC OMITTED]






                        1,000,000,000 Depositary Receipts
                            Telecom HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by the Telecom HOLDRS (SM) Trust.

         The share amounts specified in the table in the "Highlights of Telecom HOLDRS" section of the base prospectus shall be replaced with the following:

                                                        Share         Primary
          Name of Company                   Ticker     Amounts    Trading Market
------------------------------------------ --------- ----------- --------------
ALLTEL Corp.                                   AT         2          NYSE
AT&T Inc.                                      T       30.8971       NYSE
BCE Inc.                                      BCE         5          NYSE
BellSouth Corp.                               BLS         15         NYSE
CenturyTel, Inc.                              CTL         1          NYSE
Cincinnati Bell Incorporated                  CBB         2          NYSE
Embarq Corporation(1)                          EQ     .830250654     NYSE
Level 3 Communications, Inc.                  LVLT        3         NASDAQ
Qwest Communications International Inc.        Q       12.91728      NYSE
Sprint Nextel Corporation                      S     16.60501308     NYSE
Telephone and Data Systems, Inc.              TDS         1          AMEX
Telephone and Data Systems, Inc. - Special   TDS.S        1          AMEX
Common Shares
Verizon Communications                         VZ       21.76        NYSE



(1) As a result of the spin-off of Embarq Corporation (NYSE ticker "EQ") from Sprint Nextel Corporation (NYSE ticker "S"), a component of the Telecom HOLDRS Trust, Embarq Corporation has been added as an underlying security of the Telecom HOLDRS Trust. For the 16.60501308 shares of Sprint Nextel Corporation per 100 share round lot of Telecom HOLDRS, The Bank of New York received
0.830250654 shares of Embarq Corporation. Effective May 23, 2006, 0.830250654 shares of Embarq Corporation will be required for creations/cancellations of Telecom HOLDRS.


         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is June 30, 2006.